ITEM 77M - Mergers
On September 21, 2015, stockholders of the Portfolio, a series of Morgan Stanley Institutional Fund
Inc. (the "Fund"), approved an Agreement and Plan of
Reorganization by and between the Portfolio and the Fund, on behalf of its series Emerging Markets External
Debt Portfolio ("MSIF External Debt"), pursuant to which substantially all of the assets and liabilities of the Portfolio would be transferred to MSIF External Debt and stockholders of the Portfolio would become stockholders of MSIF External Debt, receiving shares of common stock of MSIF External Debt equal to the value of their holdings in the Portfolio (the "Reorganization"). Each stockholder of the Portfolio will receive the Class of shares of MSIF External Debt that corresponds to the Class of shares of the Portfolio currently held by that stockholder. It is anticipated that the Reorganization will be consummated on or about September 28, 2015. The
Fund will cease offering shares of all Classes of the Portfolio at the close of business on September 23, 2015.
The Reorganization was consummated on September 28,
2015.


On November 6, 2015, stockholders of the Portfolio, a series of Morgan Stanley Institutional Fund, Inc. (the "Fund"), approved an Agreement and Plan of Reorganization by and between the Portfolio and the Fund, on behalf of its series Global Opportunity Portfolio ("MSIF Global Opportunity"), pursuant to which substantially all of the assets and liabilities of the Portfolio would be transferred to MSIF Global
Opportunity and stockholders of the Portfolio would become stockholders of MSIF Global Opportunity, receiving shares of common stock of MSIF Global
Opportunity equal to the value of their holdings in the Portfolio (the "Reorganization"). Each stockholder of the Portfolio will receive the Class of shares of MSIF Global Opportunity that corresponds to the Class of shares of the Portfolio currently held by that stockholder. It is anticipated that the Reorganization will be consummated on or about December 7, 2015. The Fund will cease offering shares of all Classes of the Portfolio at the close of business on December 2, 2015. The Reorganization was consummated on December 7, 2015.